Exhibit 23.4

March 6, 2014

To:         Mr. Segun Omidele

CAMAC Energy, Inc.

1330 Post Oak Blvd. Suite 2550

Houston, Texas 77056

Dear Sir,

CONSENT OF GAFFNEY, CLINE & ASSOCIATES

As independent reserve engineers for CAMAC Energy Inc. (CAMAC), Gaffney, Cline & Associates (GCA) hereby confirms that it has granted and not withdrawn its consent to the references to GCA and to the inclusion of information contained in our report entitled Reserves Assessment of the Oil and Gas Assets for the OYO Field, OML 120, Offshore as of December 31, 2012 prepared for CAMAC and to the annexation of our report as an exhibit in CAMAC’s registration statement on Form S-8, to be filed in March 2014, in detail.

Yours faithfully

GAFFNEY, CLINE & ASSOCIATES

/s/ C. M. Holmgren

Principal Advisor